Exhibit 99.1

(1)	The Class B ordinary shares of Apollo Strategic Growth Capital II (the “Issuer”) reported herein represent the aggregate number of shares that are held of record by APSG Sponsor II, L.P. (the “Sponsor”). The Class B ordinary shares are convertible into the Issuer’s Class A ordinary shares on a one-for-one basis, subject to adjustment pursuant to certain anti-dilution rights, as described under the heading “Description of Securities-Founder Shares” in the Issuer’s registration statement on Form S-1 (File No. 333-251920). The Class B ordinary shares have no expiration date.

AP Caps II Holdings GP, LLC (“Holdings GP”) is the general partner of APSG Sponsor II. Apollo Principal Holdings III, L.P. (“Principal III”) is the managing member of Holdings GP and sole limited partner of APSG Sponsor II. Apollo Principal Holdings III GP, Ltd. (“Principal III GP”) serves as the general partner of Principal III. Scott Kleinman, Marc Rowan and James Zelter are the directors of Principal III GP, and as such may be deemed to have voting and dispositive control of the Class B ordinary shares held of record by the Sponsor.

Each of the reporting persons, and Messrs. Kleinman, Rowan, and Zelter, disclaims beneficial ownership of any securities reported herein as held by the Sponsor, or that may be beneficially owned by any of the other reporting persons, in each case except to the extent of any pecuniary interest therein, and this report shall not be deemed an admission that any such entity or person is the beneficial owner of or has any pecuniary interest in, such securities for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, or for any other purpose.

The address of each of the Sponsor, Holdings GP, Principal III and Principal III GP is c/o Walkers Corporate Limited; Cayman Corporate Centre; 190 Elgin Avenue; George Town; Grand Cayman KY1-9001. The address of each of Messrs. Kleinman, Rowan, and Zelter is 9 West 57th Street, 42nd Floor, New York, New York 10019.